Exhibit 10.9

UNIT AND SHARE PURCHASE AGREEMENT

UNIT AND SHARE PURCHASE AGREEMENT (the “Agreement”), dated as of October 15, 2013, between (i) Artisan Partners Asset Management Inc. (“APAM”), a Delaware corporation, and (ii) H&F Brewer AIV, L.P., Hellman & Friedman Capital Associates V, L.P. (each, a “Selling Preferred Unit Holder”) and H&F Brewer AIV II, L.P. (the “Selling Preferred Stockholder”, and together with the Selling Preferred Unit Holders, the “H&F Funds”).

WHEREAS, APAM proposes to conduct a registered public offering (the “Offering”) of 4,800,000 shares (plus up to 720,000 additional shares to be sold in the underwriters’ over-allotment option) of its Class A common stock, par value $.01 per share (“Class A Common Stock”), the net proceeds of which it will use to purchase (i) preferred units (“Preferred Units”) of Artisan Partners Holdings LP, a Delaware limited partnership (“Holdings”), from each Selling Preferred Unit Holder and (ii) shares of convertible preferred stock, $.01 per share (“Preferred Shares”), of APAM from the Selling Preferred Stockholder.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, APAM and each H&F Fund agree as follows:

1. Transaction Process.

(a) On the terms and subject to the conditions set forth herein, at the closing of the Offering (the “Closing”) each Selling Preferred Unit Holder hereby agrees to sell to APAM a number of Preferred Units and the Selling Preferred Stockholder hereby agrees to sell to APAM a number of Preferred Shares, in each case equal to the Firm Offering Number set forth opposite its name on Schedule A hereto. To the extent the underwriters for the Offering exercise their option to purchase additional shares of Class A Common Stock, at the closing for the purchase of such shares (the “Optional Closing”), on the terms and subject to the conditions set forth herein, each Selling Preferred Unit Holder agrees to sell APAM an additional number of Preferred Units and the Selling Preferred Stockholder agrees to sell APAM an additional number of Preferred Shares (in the same proportions as their respective Firm Offering numbers, and accordingly, if the underwriters’ exercise in full their over-allotment option, the number of Preferred Units and Preferred Shares equal to the Full Overallotment Number set forth opposite its name on Schedule A hereto) such that the total number of Preferred Units and Preferred Shares to be sold and purchased by APAM shall equal the number of shares of Class A Common Stock with respect to which such option shall have been exercised.

(b) At the Closing and, if applicable, the Optional Closing, APAM shall purchase the applicable number of Preferred Units or Preferred Shares from each H&F Fund in accordance with Section 1(a) and shall pay or cause to be paid to each H&F Fund a per share or per unit price equal to the public offering price at which each share of Class A Common Stock is sold in the Offering (the “Per Share Public Offering Price”), less the underwriting discount per share. The Per Share Public Offering Price and underwriting discount per share shall be determined by a pricing committee of the board of directors of APAM consisting solely of Allen Thorpe. Eric Colson shall determine the other terms of the Offering, including the allocation of shares of Class A Common Stock sold in the Offering between and among the several underwriters.

(c) At the Closing and, if applicable, the Optional Closing, each Selling Preferred Unit Holder and APAM shall return to Holdings an amount previously distributed to it by Holdings equal to the then-applicable Bonus Responsible Share (as defined in the Fourth Amended and Restated Agreement of Limited Partnership of Holdings, as amended) with respect to such Preferred Units or Preferred Shares purchased by APAM, on such date (the “Special Make-Whole Amount”). The Selling Preferred Stockholder hereby irrevocably instructs APAM to pay to Holdings, out of the amount payable to the Selling Preferred Stockholder pursuant to Section 1(b), at the Closing and, if applicable, the Optional Closing, an amount equal to APAM’s Special Make-Whole Amount.

(d) All amounts payable to each H&F Fund at the Closing and, if applicable, the Optional Closing, pursuant to Section 1(b), net of any amounts payable by such H&F Fund pursuant to Section 1(c), shall be payable by wire transfer in immediately available funds to the account designated by such H&F Fund to APAM in writing at least 48 hours prior to such date.

(e) Upon payment of the purchase price for the Preferred Units and the Preferred Shares at the Closing in accordance with Sections 1(b), 1(c) and 1(d), each of the Public Company Contingent Value Rights Agreement, dated as of March 6, 2013, and the Partnership Contingent Value Rights Agreement, dated as of March 6, 2013, shall automatically terminate in full without further action by the parties thereto, and no amount shall be payable thereunder by APAM or Holdings. For the avoidance of doubt, pursuant to the terms of that certain agreement, dated March 12, 2013, by and among APAM, each H&F Fund and Mr. Thorpe, relating to the H&F Funds’ beneficial ownership of Class A Common Stock (the “Beneficial Ownership Agreement”), upon the termination of the Public Company Contingent Value Rights Agreement, the Beneficial Ownership Agreement shall terminate in accordance with Paragraph 5 thereof.

(f) Immediately upon payment of the purchase price for the Preferred Units and the Preferred Shares at the Closing or Optional Closing in accordance with Sections 1(b), 1(c) and 1(d), (i) a number of shares of Class C common stock, par value $0.1 per share, held by each Selling Preferred Unit Holder equal to the number of Preferred Units purchased from such Selling Preferred Unit Holder on such date shall be automatically cancelled and (ii) such Preferred Shares shall be automatically cancelled.

(g) Concurrently with the payment of the purchase price for the Preferred Units and the Preferred Shares at the Closing in accordance with Sections 1(b), 1(c) and 1(d):

(i)	the Amended and Restated Resale and Registration Rights Agreement, among APAM and the stockholders party thereto, attached hereto as Annex A shall become effective (“Amended and Restated Registration Rights Agreement”); and

(ii)	the Fifth Amended and Restated Agreement of Limited Partnership of Holdings, attached hereto as Annex B (the “Amended and Restated Partnership Agreement”), shall become effective.

2. Obligations of APAM. APAM and the H&F Funds shall have no obligation to purchase or sell, respectively, any Preferred Units or Preferred Shares, and neither APAM nor any Selling Preferred Unit Holder shall have any obligation to pay to Holdings its Special Make-Whole Amounts, unless the Offering is consummated. Each H&F Fund acknowledges and agrees that APAM does not intend to be, nor shall it be, obligated to effect the Offering or enter into any other transaction, by virtue of any written or oral expressions by it or its representatives, except for the matters specifically agreed to in this Agreement. For the avoidance of doubt, APAM shall have no obligation to complete the Offering and may cease pursuit of the Offering at any time for any reason.

3. H&F Fund Representations. Each H&F Fund represents to APAM as of the date hereof, as of the Closing and as of the Optional Closing (except the representations set forth in Section 3(b), which representations shall be as of the date hereof and as of Closing) as follows:

(a) Such H&F Fund (i) owns its Preferred Units or Preferred Shares, as the case may be, beneficially and of record free and clear of any lien, encumbrance or restriction whatsoever (except as contemplated pursuant to this Agreement, the Fourth Amended and Restated Limited Partnership Agreement, dated as of March 12, 2013, of Holdings or the Resale and Registration Rights Agreement, dated as of March 12, 2013, among APAM and the stockholders party thereto, each as amended and restated), (ii) has not conveyed, transferred or sold any interest in its Preferred Units or Preferred Shares, as the case may be, to any other person and (iii) upon consummation of the transactions contemplated by this Agreement at the Closing or Optional Closing, as the case may be, shall transfer to APAM the Preferred Units or Preferred Shares to be sold by it to APAM on such date free and clear of any lien, encumbrance or restriction whatsoever.

(b) The H&F Funds (i) own the Partnership CVRs and the Public Company CVRs (each as defined in the Fourth Amended and Restated Agreement of Limited Partnership of Holdings), as the case may be, beneficially and of record free and clear of any lien, encumbrance or restriction whatsoever (except as contemplated pursuant to this Agreement, the Partnership Contingent Value Rights Agreement or the Public Company Contingent Value Rights Agreement) and (ii) have not conveyed, transferred or sold any interest in the Partnership CVRs or the Public Company CVRs, as the case may be, to any other person.

(c) Such H&F Fund has the full legal right and requisite power and authority and has taken all action and obtained all consents necessary in order to execute, deliver and perform fully its obligations under this Agreement, the Amended and Restated Registration Rights Agreement and the Amended and Restated Limited Partnership Agreement. The H&F Fund has the legal capacity to execute and deliver this Agreement, the Amended and Restated Registration Rights Agreement and the Amended and Restated Limited Partnership Agreement. Each of this Agreement, the Amended and Restated Registration Rights Agreement and the Amended and Restated Limited Partnership Agreement is valid and binding agreement, enforceable against such H&F Fund in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(d) Except as expressly provided in this Agreement, none of APAM or Holdings, or their respective directors, officers, employees, partners, subsidiaries, agents, representatives, advisors or affiliates, have made nor will make any representation or warranty with respect to the worthiness, terms, value or any other aspect of the transactions contemplated by this Agreement and each explicitly disclaims any representation or warranty, express or implied, with respect to such matters.

(e) None of such H&F Fund, or any person controlling or controlled by it, or, to the best of such H&F Fund’s knowledge, any person having a beneficial interest of 5% or more in the H&F Funds in the aggregate, is a person who: (i) appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or any other similar list maintained by the Office of Foreign Assets Control pursuant to any authorizing statute, executive order or regulation; (ii) is otherwise a party with whom, or has its principal place of business, or the majority of its business operations (measured by revenues) located, in a country in which, transactions are prohibited by (A) United States Executive Order 13224, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism; (B) the United States Uniting and Strengthening America by Providing Appropriate Tools required to Intercept and Obstruct Terrorism Act of 2001; (C) the United States Trading with the Enemy Act of 1917, as amended; (D) the United States International Emergency Economic Powers Act of 1977, as amended or (E) the foreign asset control regulations of the United States Department of the Treasury; (iii) has been convicted of or charged with a felony relating to money laundering or (iv) is under investigation by any governmental authority for money laundering.

(f) The execution, delivery and performance of this Agreement, the Amended and Restated Registration Rights Agreement and the Amended and Restated Limited Partnership Agreement does not and will not (i) constitute a breach or violation of, or a default under, or give rise to any lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit, license or agreement of such H&F Fund or to which such H&F Fund is subject or bound, (ii) constitute a breach or violation or a default under any agreement or contract to which such H&F Fund is a party or (iii) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit, license or agreement applicable to such H&F Fund.

(g) There is no pending or, to such H&F Fund’s knowledge, threatened, litigation, action, proceeding, application, complaint or investigation (i) affecting such H&F Fund’s Preferred Units or Preferred Shares, as the case may be, or (ii) which purports to affect the legality, validity or enforceability of this Agreement, the Amended and Restated Registration Rights Agreement or the Amended and Restated Limited Partnership Agreement.

(h) Such H&F Fund is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

The representations and warranties contained in this Section 3 shall survive the termination of this Agreement.

4. APAM Representations. APAM represents to each H&F Fund as of the date hereof, as of the Closing and as of the Optional Closing as follows:

(a) APAM has the full legal right and requisite power and authority and has taken all action and obtained all consents necessary in order to execute, deliver and perform fully its obligations under this Agreement, the Amended and Restated Registration Rights Agreement and the Amended and Restated Limited Partnership Agreement. APAM has the legal capacity to execute and deliver this Agreement, the Amended and Restated Registration Rights Agreement and the Amended and Restated Limited Partnership Agreement. Each of this Agreement, the Amended and Restated Registration Rights Agreement and the Amended and Restated Limited Partnership Agreement is valid and binding agreement, enforceable against APAM in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) None of APAM, any person controlling or controlled by it, or, to the best of APAM’s knowledge, any person having a beneficial interest of 5% or more in it, is a person who: (i) appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or any other similar list maintained by the Office of Foreign Assets Control pursuant to any authorizing statute, executive order or regulation; (ii) is otherwise a party with whom, or has its principal place of business, or the majority of its business operations (measured by revenues) located, in a country in which, transactions are prohibited by (A) United States Executive Order 13224, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism; (B) the United States Uniting and Strengthening America by Providing Appropriate Tools required to Intercept and Obstruct Terrorism Act of 2001; (C) the United States Trading with the Enemy Act of 1917, as amended; (D) the United States International Emergency Economic Powers Act of 1977, as amended or (E) the foreign asset control regulations of the United States Department of the Treasury; (iii) has been convicted of or charged with a felony relating to money laundering or (iv) is under investigation by any governmental authority for money laundering.

(c) The execution, delivery and performance of this Agreement, the Amended and Restated Registration Rights Agreement and the Amended and Restated Limited Partnership Agreement does not and will not (i) constitute a breach or violation of, or a default under, or give rise to any lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit, license or agreement of APAM or to which APAM is subject or bound, (ii) constitute a breach or violation or a default under any agreement or contract to which APAM is a party or (iii) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit, license or agreement applicable to APAM.

(d) There is no pending or, to APAM’s knowledge, threatened, litigation, action, proceeding, application, complaint or investigation which purports to affect the legality, validity or enforceability of this Agreement, the Amended and Restated Registration Rights Agreement or the Amended and Restated Limited Partnership Agreement.

5. Further Assurances. The parties shall execute, deliver, acknowledge and file such further agreements and instruments and take such other actions as may be reasonably necessary to make effective this Agreement and the transactions contemplated therein.

6. Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the State of Delaware.

7. Consent to Jurisdiction.

(a) Each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such Court declines jurisdiction, the courts of the State of Delaware sitting in Wilmington, Delaware and of the United States District Court for the District of Delaware sitting in Wilmington, Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the fullest extent permitted by applicable law, in such United States District Court. Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each party irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 7(a). Each party irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding in any such court.

(c) Each party irrevocably consents to service of process in the manner provided for notices in Section 13. Nothing in this Agreement shall affect the right of any party to serve process in any other manner permitted by law.

8. Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

9. Specific Enforcement. Each party hereto acknowledges that the remedies at law of the other parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement, without posting any bond or furnishing other security, and in addition to all other remedies that may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.

10. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings (oral or written) of the parties in connection with any matter covered hereby.

11. Assignment; No Third-Party Beneficiaries. The rights of the parties hereunder may not be assigned to any person without the prior written consent of the other party, and this Agreement shall not be construed so as to confer any right or benefit upon any person other than the parties to this Agreement and their respective successors and permitted assigns. Any purported assignment in contravention of this Section 11 shall be null and void.

12. Effectiveness and Termination. This Agreement shall become effective upon its execution and delivery by each party hereto and shall terminate upon the earlier of (i) written notification by APAM to the H&F Funds that it does not intend to proceed with the Offering and (ii) December 31, 2013 in the event that the Offering shall not have been consummated on or prior to such date. In the event of any termination pursuant to this Section 12, this Agreement shall be null and void and have no further force or effect, and (except as set forth in Section 3) each party hereto shall be released and relieved from all liabilities and obligations in connection herewith, provided that no party hereto shall be relieved of any liabilities or obligations arising out of its willful breach of any provision hereunder.

13. Notices. Any notice or other communication hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax, by electronic mail or by registered or certified mail (postage prepaid, return receipt requested) to the parties hereto at the addresses and other contact information set forth in the records of Holdings from time to time.

14. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or by e-mail delivery of a “.pdf” data file) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, by e-mail delivery of a “.pdf” data file or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 14.

15. Expenses. APAM shall reimburse each H&F Fund for its reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement, including the reasonable expenses of the H&F Funds’ outside counsel (the “H&F Expenses”), provided that APAM will not, and shall have no obligation to, reimburse the H&F Funds for any expenses if the Offering is not completed. If the parties hereto mutually agree to cease pursuit of the Offering and the other transactions contemplated by this Agreement, then the H&F Funds shall reimburse APAM for one-half of the difference between (x) APAM’s reasonable out-of-pocket expenses incurred in connection with the Offering and other transactions contemplated by this Agreement, including the reasonable expenses of APAM’s outside counsel and independent auditor and (y) the H&F Expenses.

[Next page is signature page.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement or have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ARTISAN PARTNERS ASSET MANAGEMENT INC.

By:	/s/ Janet D. Olsen
Name:	Janet D. Olsen
Title:	Executive Vice President, Chief Legal Officer and Secretary

H&F BREWER AIV, L.P.

By:	Hellman & Friedman Investors V, L.P.
By:	Hellman & Friedman LLC

By:	/s/ Allen Thorpe
Name:	Allen Thorpe
Title:	Managing Director

HELLMAN & FRIEDMAN CAPITAL ASSOCIATES V, L.P.

By:	Hellman & Friedman LLC

By:	/s/ Allen Thorpe
Name:	Allen Thorpe
Title:	Managing Director

H&F BREWER AIV II, L.P.

By:	Hellman & Friedman Investors V, L.P.
By:	Hellman & Friedman LLC

By:	/s/ Allen Thorpe
Name:	Allen Thorpe
Title:	Managing Director

[Signature Page to Unit and Share Purchase Agreement]